                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

                      LANNETT COMPANY, INC AND SUBSIDIARIES

                      STATEMENT RE COMPUTATION OF EARNINGS
                                    PER SHARE

                                         YEAR ENDED JUNE 30         YEAR ENDED JUNE 30
                                         2003          2003          2002          2002
                                     ------------   ----------   ------------   ----------
                                      Net Income      Shares      Net Income      Shares
Basic earnings per share factors     $11,666,887    19,968,633   $  7,195,990   19,895,907

Effect of potentially dilutive
option plans and debentures:

Employee stock options                                 152,681                     122,641
                                     ------------   ----------   ------------   ----------

Diluted earnings per share factors   $ 11,666,887   20,121,314   $  7,195,990   20,018,548
                                     ------------   ----------   ------------   ----------

Basic earnings per share             $       0.58                $       0.36

Diluted earnings per share           $       0.58                $       0.36

   Note: The number of shares in the above computations have been adjusted to reflect the Company's 3 for 2 stock split in February 2003.

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